CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Notes	$2,248,000.00	$257.62
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed under Rule 424(b)(5), Registration Statement No. 333-162219
Final Pricing Supplement No. 10 dated February 13, 2012 (to: Prospectus dated September 30, 2009 and Prospectus Supplement dated November 21, 2011)

CUSIP / ISIN Number	Aggregate Principal Amount	Price to Public	Selling Commission	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
78012DAK9 / US78012DAK90	$2,248,000.00	100.00%	1.70%	$2,209,784.00	FIXED	5.00% per annum	MONTHLY	02/15/2019	03/15/2012	$4.03	NO	SENIOR

Redemption Information: Non-Callable/Non-Puttable

Lead Manager and Lead Agent: RBS Securities Inc.

The Royal Bank of Scotland Group plc
Offering Dates: 02/06/2012 through 02/13/2012
Trade Date: 02/13/2012 @ 12:00 P.M. ET
Settlement Date: 02/16/2012
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book-Entry only
DTC Number 2230 via RBS Securities Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

The notes will be treated as fixed rate debt instruments for U.S. federal income tax purposes.

Davis Polk & Wardwell LLP, New York, New York, will pass upon the validity of the notes and will rely as to all matters of Scots law on the opinion of Dundas & Wilson CS LLP, Edinburgh, Scotland.
The Royal Bank of Scotland Group plc Retail Corporate Notes Prospectus dated September 30, 2009 and Prospectus Supplement dated November 21, 2011